Exhibit 99.1

Contact:

Kearstin Patterson

Associate Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Announces Highlights from Annual Meeting of Stockholders

Franklin, Tenn. – June 12, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced the results of its 2008 Annual Meeting of Stockholders that took place on June 12, 2008 at the Company’s headquarters. The Company’s shareholders voted in favor of all proposals identified in the Proxy Statement.

Re-elected to the board of directors for three year terms expiring at the 2011 Annual Meeting of Stockholders were Larry W. Papasan, chairman of the board, Samuel E. Lynch, DMD, D.M.Sc., and James G. Murphy.

In other voting, stockholders ratified the amendment to increase the aggregate pool of stock options available under the Company’s 2001 long-term stock incentive plan to 4,019,723, which reflects an addition of 900,000 shares. Stockholders also ratified the appointment of Ernst & Young LLP as BioMimetic’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

No other business was conducted at the meeting. For additional information on all proxy proposals, please review the Company’s Form 14A Proxy Statement filed with the Securities and Exchange Commission.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates GEM OS1 and GEM OS2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s lead product candidates and GEM 21S all combine recombinant human platelet derived growth factor (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.